EXHIBIT 99.CODE ETH

                        EACM SELECT MANAGERS EQUITY FUND
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.      COVERED OFFICERS/PURPOSE OF THE CODE

        EACM Select Managers Equity Fund's (the "Fund") Code of Ethics (this "Code") applies to the Fund's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

o   honest and ethical  conduct,  including  the  ethical  handling of actual or
    apparent   conflicts  of  interest   between   personal   and   professional
    relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

o   compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o   accountability for adherence to the Code.

    Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

        OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, due to their status as "affiliated persons" of the Fund, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund. The compliance programs and procedures of the Fund's investment manager, Evaluation Associates Capital Market Inc. (the "Investment Manager") and its distributor, EACM Securities Inc. (the "Distributor"), (including such entities' Code of Ethics, as it relates to the Fund) are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or

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replace these  programs and  procedures,  and such conflicts fall outside of the parameters of this Code.

        Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund, the Investment Manager and the Distributor of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Investment Manager, or for the Distributor, or for all three), be involved in establishing policies and implementing decisions that will have different effects on the Investment Manager, the Distributor and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund, the Investment Manager and the Distributor and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other companies covered by this or other codes.

        Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

        Each Covered Officer must:

    o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund in such a way that the Covered Officer would benefit personally to the detriment of the Fund;

    o not cause the Investment Manager or the Distributor to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

    o not use material, non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;'

        There are some conflict of interest situations that should always be discussed with the Compliance Officer if material. Examples of these include:

o   service as a director on the board of any public or private company;

o the receipt of any non-nominal gifts from "affiliated persons" of, or service providers to, the Fund (and any officers or employees thereof);

o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its Investment Manager or Distributor or any affiliated person of the Investment Manager or Distributor.

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o   a direct or indirect financial interest in commissions,  transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.    DISCLOSURE AND COMPLIANCE

o   Each  Covered  Officer  should  familiarize   himself  with  the  disclosure
    requirements generally applicable to the Fund;

o Each Covered Officer should not misrepresent knowingly, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's trustees and auditors, and to governmental regulators and self-regulatory organizations;

o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Investment Manager with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Fund; and

o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.     REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

o report at least annually all affiliations or other relationships related to conflicts of interest that the Fund's Trustees and Officers Questionnaire covers;

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith, and

o notify the Compliance Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

        The Compliance Officer or other designated senior legal officer of the Funds' Investment Manager is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer will be considered by the Audit Committee of the Board.

    The Fund will follow these  procedures in  investigating  and enforcing this
Code:

o the Compliance Officer or other designated senior legal officer will take all appropriate action to investigate any potential violations reported to him;

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o   if,  after such  investigation,  the  Compliance  Officer  believes  that no violation has occurred, the Compliance Officer is not required to take any further action;

o any matter that the Compliance Officer believes is a violation will be reported to the Audit Committee of the Board;

o if the Audit Committee of the Board concurs that a violation has occurred, it will inform the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Manager or its board; or a recommendation to dismiss the Covered Officer-;

o the Audit Committee of the Board will be responsible for granting waivers, as appropriate; and any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.      OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics  adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's Investment Manager, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund and its Investment Manager's Codes of Ethics adopted under Rule 17j-1 under the Investment Company Act and the Fund's Compliance Policies and Procedures set forth in its Manual are separate requirements applying to the Covered Officers and others, and are not part of this Code."

VI.     AMENDMENTS

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII. CONFIDENTIALITY

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

VIII.   INTERNAL USE

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Date: November 7, 2003

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                        EACM SELECT MANAGERS EQUITY FUND
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS
                                    EXHIBIT A

PRINCIPAL EXECUTIVE OFFICER:



PHILLIP N. MAISANO
TRUSTEE, CHIEF EXECUTIVE OFFICER AND PRESIDENT




SENIOR FINANCIAL OFFICER:



PETER P. GWIAZDOWSKI
TREASURER (CHIEF FINANCIAL AND ACCOUNTING OFFICER)